Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the use in this Prospectus constituting a part of Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated March 31, 2011, relating to the financial statements of Brownmill LLC as of December 31, 2010 and for the period April 1, 2010 through December 31, 2010, which appears in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ EisnerAmper LLP

Edison, New Jersey
April 20, 2011